EXHIBIT 99

D&E COMMUNICATIONS, INC.	NEWS RELEASE
FOR IMMEDIATE RELEASE	CONTACT PERSON:
August 6, 2004	W. Garth Sprecher
(717)738-8304

D&E Communications Reports Second Quarter Results

Ephrata, Pennsylvania –D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the following unaudited operating results:

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended June 30,			Six Months Ended June 30,
	2004	2003	Change	2004	2003	Change
Operating Revenues	$44,135	$43,287	$848	$87,900	$85,372	$2,528
Operating Income	5,191	6,467	(1,276)	10,205	11,670	(1,465)
Income (Loss) from Continuing Operations	1,312	810	502	(2,802)	1,265	(4,067)
Net Income (Loss)	1,312	764	548	(2,802)	1,472	(4,274)
Basic and Diluted Earnings (Loss) Per Common Share	$0.08	$0.05	$0.03	$(0.18)	$0.10	$(0.28)

D&E reported quarterly revenues of $44.1 million, up 2.0% from $43.3 million in the second quarter of 2003. The increase is due to growth in sales of dedicated data circuits and leased facilities in our RLEC and CLEC segments of approximately $0.6 million and increased directory revenue of $0.4 million. Operating income in the quarter ended June 30, 2004, was $5.2 million, compared to $6.5 million in the second quarter of 2003. The operating income decrease was primarily attributable to cost increases, including wage and benefit costs of $0.9 million and directory expenses of $0.3 million, which more than offset the increased revenues described above. Employee costs were lower in the RLEC, but increased in all other segments. The video service trial we have conducted, which is not part of a segment, but is reported as part of the corporate and other amounts, also contributed to the decrease in operating profit. The income from continuing operations was $1.3 million in 2004, compared with an income of $0.8 million in the prior year. Income from continuing operations was favorably impacted by a decrease in interest expense of $1.3 million due to lower interest rates as a result of our debt refinancing in March 2004 and the voluntary principal payment on long-term debt of $10 million in the second quarter of 2004. The equity losses from our European affiliates decreased by $0.4 million. The net income was $1.3 million, or $0.08 per share, for the second quarter of 2004 compared to a net income of $0.8 million, or $0.05 per share, in the comparable period of 2003.

For the six months ended June 30, 2004, revenues were $87.9 million, up 3% from $85.4 million in 2003. The sale of Conestoga Wireless in January of 2003 resulted in a decrease of $0.5 million from the prior year. Operating income in the six months ended June 30, 2004, was $10.2 million, compared to $11.7 million in the prior year. The loss from continuing operations was $2.8 million in 2004, compared with an income of $1.3 million in the prior year. The loss from continuing operations for the six months ended June 30, 2004 included an $8.0 million ($4.8 million, or $0.31 per common share, after-tax) one-time loss on early extinguishment of debt.

Results of Operations

The following table is a summary of our operating results by segment for the three months ended June 30, 2004 and 2003:

Dollars in Thousands	RLEC	CLEC	Internet Services	Systems Integration	Corporate, Other and Eliminations	Total Company
June 30, 2004
Revenues – External	$25,476	$9,014	$2,572	$6,230	$843	$44,135
Revenues – Intercompany	2,358	313	6	13	(2,690)	—

Total Revenues	27,834	9,327	2,578	6,243	(1,847)	44,135

Depreciation and Amortization	7,874	1,067	255	487	235	9,918
Other Operating Expenses	12,687	9,001	2,328	6,945	(1,935)	29,026

Total Operating Expenses	20,561	10,068	2,583	7,432	(1,700)	38,944

Operating Income (Loss)	$7,273	$(741)	$(5)	$(1,189)	$(147)	$5,191

June 30, 2003
Revenues – External	$26,229	$8,697	$1,518	$6,227	$616	$43,287
Revenues – Intercompany	1,973	175	169	5	(2,322)	—

Total Revenues	28,202	8,872	1,687	6,232	(1,706)	43,287

Depreciation and Amortization	7,868	994	207	416	91	9,576
Other Operating Expenses	11,597	8,784	1,493	6,966	(1,596)	27,244

Total Operating Expenses	19,465	9,778	1,700	7,382	(1,505)	36,820

Operating Income (Loss)	$8,737	$(906)	$(13)	$(1,150)	$(201)	$6,467

Second Quarter Segment Results

Total RLEC revenues decreased 1.3%, to $27.8 million in the second quarter of 2004, from $28.2 million in the same period last year. Local telephone service revenues increased and network access revenues decreased by a comparable amount as part of the rate rebalancing in July 2003. Additionally, the effect of certain decreased minutes of use was offset by a favorable change in the National Exchange Carrier Association (NECA) average schedule settlement formula for interstate access that took effect in July 2003. Both local and network access revenues were increased from growth in dedicated data circuits and leased facilities. Other revenue changes include an increase in directory advertising offset by decreases in regional long distance toll service and equipment sales.

RLEC operating income decreased 16.8%, to $7.3 million (26.1% of revenue), in the second quarter of 2004 compared to $8.7 million (31.0% of revenue) in the same period last year.

Total CLEC revenues grew 5.1% for the second quarter of 2004, to $9.3 million from $8.9 million in the same period last year, driven by new customer additions. The increase was related to the addition of access lines for new customers and growth in dedicated data circuits, which increased local telephone service and network access revenues. Long distance revenues decreased approximately $0.2 million due to rate reductions and decreased minutes of use.

The CLEC operating loss decreased 18.2%, to a $0.7 million loss (negative 7.9% of revenue), in the second quarter of 2004 compared to a $0.9 million loss (negative 10.2% of revenue) in the same period last year.

The Internet Services segment revenues grew 52.8% for the second quarter of 2004, to $2.6 million in revenues, from $1.7 million in the same period of last year. The increase resulted from an increase in the number of DSL customers and web hosting subscribers. Effective October 2003, the Internet segment began selling DSL data transmission services in addition to DSL Internet connection services, which increased revenue by $0.7 million. Operating loss for this segment decreased to $5 thousand (negative 0.2% of revenue), in the second quarter of 2004 compared to a $13 thousand loss (negative 0.8% revenue) in the same period last year.

Systems Integration revenues increased 0.2% for the second quarter of 2004 to $6.24 million from $6.23 million in the second quarter 2003. The increase included $0.53 million in communication services revenue offset by a $0.52 million decrease in telecommunications and computer equipment sales.

The Systems Integration operating loss increased 3.4%, to a $1.19 million loss (negative 19.0% of revenue), in the second quarter of 2004 compared to a $1.15 million loss (negative 18.5% of revenue) in the same period last year.

Selected Operating Statistics

	June 30, 2004	June 30, 2003	Change
RLEC Lines	141,270	144,374	-2.1%
CLEC Lines	35,338	34,212	+3.3%
DSL Subscribers	8,706	6,385	+36.4%
Dial-up Subscribers	12,514	13,022	-3.9%
Web Hosting Customers	872	759	+14.9%

Other Matters

During the second quarter of 2004, we continued the trial of video services in Union

County, Pennsylvania that was launched at the end of last year using the same DSL technology that we use for providing broadband access to customers throughout our territory. The combination of services in which we provide voice, video and high speed internet access is known as a “triple play” bundle and is consistent with our objectives to be able to provide complete communications services to our customers. We are currently evaluating the triple play test phase and our ability to offer these services to effectively compete with cable television and wireless companies in the future. We are also working with Bucknell University on a unique video service where we use their data network to transmit video services to their students.

D&E has entered into an agreement with Citizens Communications Company under which D&E will purchase 1,333,500 shares of its common stock from Citizens at a price of $10.00 per share, or approximately 8.56% of the outstanding shares of common stock of D&E.

The negotiated repurchase will terminate a 1997 Stock Acquisition Agreement pursuant to which an affiliate of Citizens originally acquired 1,300,000 shares of D&E stock. Under that agreement, Citizens is required, among other things, to provide D&E with an opportunity to purchase the shares subject to the agreement prior to selling those shares generally. We intend to draw $10 million on our existing revolving credit facility along with cash on hand to fund the repurchase.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the risk that the Conestoga and D&E billing systems will not successfully be converted into a single billing system; the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the outcome of our trial of video services; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a leading provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.

D&E Communications, Inc.

Consolidated Statements of Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
OPERATING REVENUES
Communication service revenues	$40,325	$38,975	$80,384	$77,833
Communication products sold	2,970	3,698	5,985	6,343
Other	840	614	1,531	1,196

Total operating revenues	44,135	43,287	87,900	85,372

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	16,268	14,472	31,851	29,429
Cost of communication products sold	2,405	2,755	4,825	5,016
Depreciation and amortization	9,918	9,576	19,619	19,127
Marketing and customer services	4,166	3,891	8,147	7,930
General and administrative services	6,187	6,126	13,253	12,200

Total operating expenses	38,944	36,820	77,695	73,702

Operating income	5,191	6,467	10,205	11,670

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(318)	(682)	(850)	(1,360)
Interest expense	(3,264)	(4,602)	(7,315)	(9,197)
Loss on early extinguishment of debt	—	—	(8,013)	—
Other, net	320	72	993	928

Total other income (expense)	(3,262)	(5,212)	(15,185)	(9,629)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	1,929	1,255	(4,980)	2,041

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK

Income taxes (benefit)	600	428	(2,211)	743
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	617	445	(2,178)	776

Income (loss) from continuing operations	1,312	810	(2,802)	1,265

Discontinued operations:
Loss from operations of discontinued Paging business, net of income tax benefit of $24 and $27	—	(46)	—	(53)

Income (loss) before cumulative effect of change in accounting principle	1,312	764	(2,802)	1,212

Cumulative effect of change in accounting principle, net of income taxes of $177	—	—	—	260

NET INCOME (LOSS)	$1,312	$764	$(2,802)	$1,472

Weighted average common shares outstanding (basic)	15,564	15,453	15,557	15,437
Weighted average common shares outstanding (diluted)	15,631	15,498	15,557	15,480

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$0.08	$0.05	$(0.18)	$0.08
Income (loss) from discontinued operations	0.00	0.00	0.00	0.00
Cumulative effect of accounting change	0.00	0.00	0.00	0.02

Net income (loss) per common share	$0.08	$0.05	$(0.18)	$0.10

Dividends per common share	$0.13	$0.13	$0.25	$0.25

D&E Communications, Inc and Subsidiaries

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,780	$12,446
Accounts receivable, net of reserves of $1,206 and $1,410	16,908	20,956
Inventories, lower of cost or market, at average cost	3,492	3,552
Prepaid expenses	10,617	8,914
Other	1,216	1,141

TOTAL CURRENT ASSETS	41,013	47,009

INVESTMENTS
Investments in and advances to affiliated companies	3,011	3,611

PROPERTY, PLANT AND EQUIPMENT
In service	326,214	320,720
Under construction	8,810	5,964

	335,024	326,684
Less accumulated depreciation	152,450	137,533

	182,574	189,151

OTHER ASSETS
Goodwill	149,094	149,127
Intangible assets, net of accumulated amortization	170,495	173,594
Other	5,557	11,756

	325,146	334,477

TOTAL ASSETS	$551,744	$574,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$8,288	$11,001
Accounts payable and accrued liabilities	17,706	18,507
Accrued taxes	802	2,120
Accrued interest and dividends	1,482	1,949
Advance billings, customer deposits and other	9,966	10,323

TOTAL CURRENT LIABILITIES	38,244	43,900

LONG-TERM DEBT	213,500	222,765

OTHER LIABILITIES
Deferred income taxes	86,696	88,295
Other	16,782	17,248

	103,478	105,543

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000 at June 30, 2004 and 30,000 at December 31, 2003	2,537	2,533
Outstanding shares: 15,573 at June 30, 2004 and 15,547 at December 31, 2003
Additional paid-in capital	159,859	159,515
Accumulated other comprehensive income (loss)	(4,045)	(4,865)
Retained earnings	42,007	48,693
Treasury stock at cost, 307 shares at June 30, 2004 and December 31, 2003	(5,282)	(5,282)

	195,076	200,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$551,744	$574,248

D&E Communications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$23,870	$20,021

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(9,802)	(7,951)
Proceeds from Conestoga Wireless and Paging sales	—	10,176
Increase in investments and advances to affiliates	(384)	(825)
Decrease in investments and repayments from affiliates	134	120

Net Cash Provided By (Used In) Investing Activities from Continuing Operations	(10,052)	1,520

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,727)	(3,689)
Payments on long-term debt	(211,978)	(11,264)
Proceeds from long-term debt financing	200,000	12,000
Payment of debt issuance costs	(1,971)	—
Proceeds from issuance of common stock	192	588

Net Cash Used In Financing Activities from Continuing Operations	(17,484)	(2,365)

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	(3,666)	19,176

CASH USED IN DISCONTINUED OPERATIONS
Cash Used in Operating Activities of Discontinued Operations	—	(20,553)

Net Cash Used In Discontinued Operations	—	(20,553)

DECREASE IN CASH AND CASH EQUIVALENTS	(3,666)	(1,377)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	12,446	15,514

END OF PERIOD	$8,780	$14,137